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                         CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 16 (File No. 811-7436) under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of The DFA Investment Trust Company of our report for The U.S. 9-10 Small Company Series, The U.S. 6-10 Small Company Series, The U.S. Large Company Series, The Enhanced U.S. Large Company Series, The U.S. 6-10 Value Series, The U.S. Large Cap Value Series, The U.S. 4-10 Value Series, The Japanese Small Company Series, The Pacific Rim Small Company Series, The United Kingdom Small Company Series, The Emerging Markets Series, The DFA International Value Series, The Emerging Markets Small Cap Series, The Continental Small Company Series, The DFA One-Year Fixed Income Series, and The DFA Two-Year Global Fixed Income Series (collectively, the "Portfolios"), dated January 16, 1998 on our audits of the financial statements and financial highlights of the Portfolios of The DFA Investment Trust Company as of November 30, 1997 and for the respective periods then ended, which report is included in the Annual Report to Shareholders.

We also consent to the reference to our firm under the captions "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, PA
December 7, 1998